Exhibit 4.93
Sixth Amendment
To The Exclusive Ragnarok Online License and Distribution Agreement
This AMENDMENT (“this Amendment”) is made and entered into on this 1st day of January, 2011 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).
RECITALS:
WHEREAS, Licensor and Licensee (“Parties” collectively) entered into the Exclusive Ragnarok Online License and Distribution Agreement (“the Agreement”), dated January 1st, 2006.
WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;
AGREEMENT
NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:

1.	Term Extension of the Agreement
Parties agreed to extend the Agreement for Two (2) years (“Third Renewed Term”) from the expiration date with conditions stated below in this Amendment. The newly extended term of the Agreement shall be from January 1st, 2011 to December 31st, 2012.

2.	Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, agreements or previous amendments contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co., Ltd	Gravity Interactive Inc.

By: ________________________________________	By: ________________________________________
Name: Toshiro Ohno	Name: Kitamura Yoshinori
Title: President & CEO	Title: CEO
Date:	Date:

Gravity Co., Ltd

By: ________________________________________
Name: Yoon Seok Kang
Title: CEO
Date:

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